Exhibit 23

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No.’s 33-80435, 333-38883, 333-55903, 333-56493, 333-84871 and 333-73280) of ITT Educational Services, Inc. of our report dated January 16, 2004 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
PRICEWATERHOUSECOOPERS LLP
Indianapolis, Indiana
February 23, 2004